Exhibit 99.2

Financial Contact: Mike Knapp IDT Investor Relations Phone: (408) 284-6515 E-mail: mike.knapp@idt.com	Press Contact: Carolyn Robinson IDT Worldwide Marketing Phone: (408) 284-8200 E-mail: carolyn.robinson@idt.com

IDT DIVESTS NETWORK SEARCH ENGINE ASSETS

Cash Transaction Further Focuses Company on Mixed Signal Solutions; Provides Funds to Invest

in Future Growth Opportunities

SAN JOSE, Calif., April 30, 2009 – IDT® (Integrated Device Technology, Inc.; NASDAQ: IDTI), a leading provider of essential mixed signal semiconductor solutions that enrich the digital media experience, today announced it has signed a definitive agreement to divest its network search engine business to NetLogic Microsystems, Inc (NASDAQ: NETL). The purchase consideration consists of approximately US$100 million less the cost of inventory, estimated at $10 million on hand, on the closing date. At closing, NetLogic Microsystems, at its option, may pay the entire purchase price in cash or pay approximately $70 million less the cost of inventory in cash and issue to IDT a $30 million secured promissory note payable in two equal installments on the first and second anniversaries of the closing date. The IDT Board of Directors has unanimously approved of the divestiture and signing of a definitive agreement. IDT expects this transaction to close prior to the end of the calendar third quarter of 2009.

“This strategic decision provides IDT and its shareholders with two primary advantages,” said Dr. Ted Tewksbury, president and CEO at IDT. “First, it sharpens the company’s focus on serving our customer’s needs of developing mixed-signal solutions that solve the challenges inherent in the processing, transporting and delivering of digital media. Second, it provides incremental sources of funds for IDT to make further investments to accelerate growth in our target markets.”

Further details regarding the transaction will be discussed on the Company’s quarterly financial conference call. Information regarding this call can be found at www.IDT.com. The live webcast will begin at 1:30 p.m. Pacific time on April 30, 2009. The webcast replay will be available after 5:00 p.m. Pacific time on April 30, 2009.

About IDT

With the goal of continuously improving the digital media experience, IDT integrates its fundamental semiconductor heritage with essential innovation, developing and delivering low-power, mixed signal solutions that solve customer problems. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com.

Forward Looking Statements

Investors are cautioned that forward-looking statements in this release, including but not limited to statements regarding demand for Company products, customer ordering patterns, and anticipated trends in Company sales and profits, involve a number of risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to, global business and economic conditions, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, dependence on one or more customers for a significant portion of sales, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the fiscal year ended March 30, 2008 and Quarterly Report on Form 10-Q for the period ended December 28, 2008. All forward-looking statements are made as of the date of this release and the Company disclaims any duty to update such statements.

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IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.